Exhibit 99.2

Information Concerning Participants in the Company's Solicitation of Proxies

Comverse Technology, Inc. (the "Company") and its directors, and certain of its executive officers and employees, may be deemed to be participants in the Company's solicitation of proxies from its shareholders in connection with the Company's annual meeting of shareholders and special meeting of shareholders in connection with the previously announced spin-off of Comverse, Inc., the Company's wholly-owned subsidiary.  The following table sets forth the name, position in the Company and shares of common stock beneficially owned or held as of April 30, 2012 by the Company's directors, executive officers and employees who may be considered "participants" in the Company's solicitation of proxies.  The common stock is the only class of Company equity securities outstanding. Unless otherwise stated, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire through exercise of stock options but has not done so.

Name	Position in the Company	Amount and Nature of Beneficial Ownership (1)
Susan D. Bowick	Director	39,600
Charles J. Burdick	Chairman of the Board and Chief Executive Officer	84,208
Robert Dubner	Director	25,334
Augustus K. Oliver	Director	1,738,105(2)
Theodore H. Schell	Director	33,488
Mark C. Terrell	Director	43,389
John Bunyan	Senior Vice President, Strategy & Innovation	106,023
Oded Golan	Senior Vice President, Chief Operating Officer of Comverse, Inc.	77,592(3)
Eric Koza	Senior Vice President, Corporate Development and Financial Strategy	26,000
Joel Legon	Senior Vice President and Interim Chief Financial Officer	45,982

Aharon Levy	Senior Vice President, BSS General Manager of Comverse, Inc.	5,844
Gabriel Matsliach	Senior Vice President, Chief Product Officer of Comverse, Inc.	129,814(4)
Shefali A. Shah	Senior Vice President, General Counsel and Corporate Secretary	87,900
Paul D. Baker	Vice President, Corporate Marketing and Corporate Communications	110,515(5)

(1)
The information contained in the table above reflects "beneficial ownership" of common stock within the meaning of Rule 13d-3 under the Exchange Act. Beneficial ownership reflected in the table above includes shares (a) issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 30, 2012 and (b) deliverable in settlement of DSU awards that are scheduled to vest within 60 days of April 30, 2012.

(2)
Consists of 1,693,307 shares of common stock held by the entities referenced below and 44,798 shares of common stock held directly by Mr. Oliver. Mr. Oliver is the (i) Managing Member of Oliver Press Investors, LLC, a Delaware limited liability company and the general partner of each of Davenport Partners, L.P., a Delaware limited partnership (or Davenport), JE Partners, a Bermuda partnership (or JE), and Oliver Press Master Fund LP, a Cayman limited partnership, (or Master Fund and, together with Davenport and JE, the OP Partnerships), and (ii) Managing Member of Oliver Press Partners, LLC, a Delaware limited liability company and the investment adviser to each of the OP Partnerships. The OP Partnerships own certain of the Company's securities, all of which are subject to the shared voting and investment authority of Mr. Oliver, among others.

(3)
Includes (i) 25,755 shares of common stock issuable upon exercise of stock options that are currently exercisable and options that are exercisable within 60 days of April 30, 2012 and (ii) 12,333 shares of common stock deliverable in settlement of DSU awards that are scheduled to vest within 60 days of April 30, 2012.

(4)	Includes 91,000 shares of common stock issuable upon exercise of stock options that are currently exercisable.

(5)	Includes 81,250 shares of common stock issuable upon exercise of stock options that are currently exercisable.